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                                LICENSE AGREEMENT

      AGREEMENT, made this 11th day of January, 1998, by and between Robert Glenn Hockaday, an individual whose principal residence is 3025 Arizona Avenue, Los Alamos, NM 87544 ("Licensor") and DKY, Inc., a New Mexican corporation having its principal place of business at 3025 Arizona Avenue, Los Alamos, NM 87544 ("Licensee")

                              W I T N E S S E T H:

      WHEREAS, Licensor is the owner of certain issued patents and patent applications set forth in Exhibit A hereto;

      WHEREAS, the Licensee desires to obtain the exclusive right and license under Licensed Patents (hereinafter defined), including the right to develop, enjoy, commercialize, exploit, manufacture, use and sell and/or license third parties to manufacture, use and sell products utilizing the inventions, methods, processes and apparatuses of the Licensed Patents;

      WHEREAS, Energy Related Devices, Inc. (a New Mexico corporation in which Licensor owns 99% of the issued and outstanding shares and Patrick Sean Turner owns the remaining 1% of the issued and outstanding shares) ("ERDI") has entered into a Research and Development Agreement, dated of even date herewith, with Tamarack Storage Devices, Inc, a Texas corporation (and together with Manhattan Scientifics, Inc., a Delaware corporation and the owner of 100% of the issued outstanding shares of Tamarack Storage Devices, Inc., collectively referred to as
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"MSI"), pursuant to which MSI will fund certain research and development activities relating to the subject matter of the Patents; and

      NOW, THEREFORE, in consideration of the promises and faithful performance of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which, and legal sufficiency of which, are hereby acknowledged by each party hereto, it is agreed:

                             Article 1 - Definitions

      1. "The R&D Agreement" shall mean the agreement between ERDI and MSI, dated of even date herewith.

      1.2 "Licensed Patents" shall mean and include any and all patents and patent applications set forth in Exhibit A hereto. and

      1.3 "Products" shall mean any product or process relating to micro fuel cells, or to solar cells, or to any substitute technology agreed to between Licensor and Licensee in writing, pursuant to the R&D Agreement.

      1.4 "Licensed Products" shall mean any Product utilizing the inventions, methods, processes or apparatus of the Licensed Patents.

      1.5 "Territory" shall mean the world.

      1.6 "Net Sales" shall mean the total price payable to Licensee by purchasers from Licensee of Licensed Products, less any freight, sales, excise, or use taxes, export or import duties


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or fees, bona fide trade and cash discounts or allowances, returns and commissions.

      1.7 "Royalty Income" shall mean all income, including, without limitation, any and all fees, payments, royalties, stock or convertible equity, or other items of monetary value, actually received by Licensee pursuant to any agreement between Licensee and any sublicensee relating to the use, distribution, manufacturing, production or other commercial exploitation of the Licensed Patents.

                                Article 2 - Grant

      2.1 The Licensor hereby grants to the Licensee the exclusive right and license throughout the Territory, to develop, enjoy, commercialize, exploit, manufacture, use and sell Licensed Products.

                         Article 3 - Right to Sublicense

      3.1 Licensee shall also have the right at any time to sublicense its rights hereunder, or any part of said rights, by granting sublicenses to third parties under the Licensed Patents. Licensor shall have the right to approve any sublicense, which approval shall not be unreasonably withheld.

                              Article 4 - Royalties

      4.1 Licensee shall pay to the Licensor (i) a royalty of three percent (3%) of Net Sales for each Licensed Product sold by Licensee and (ii) a royalty of six percent (6%) of Royalty Income received by Licensee based on sublicenses granted by Licensee for Licensed Products.


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      4.2 Within thirty (30) days after every quarterly period during the term of this Agreement, Licensee shall pay to the Licensor the amount of royalties accrued during the preceding corresponding quarterly period. Licensee shall prepare a royalty report for each quarterly period during the term of this Agreement.

      4.3 Licensee shall keep an accurate account and records of the operations coming under the scope of its license and any sublicense granted by Licensee in ample detail so as to enable the manner in which the royalties payable hereunder are to be determined.

      4.4 Licensor shall have the right, at its own expense and not more often than once in any calendar year, on reasonable notice to Licensee, to have a certified public accountant or auditor examine the books of Licensee with respect to the previous year, during normal business hours, to verify the payments required hereunder. Any dispute concerning the accounting shall be determined according to the principles, practices, procedures and opinions of the American Institute of Certified Public Accountants. Said accountant or auditor shall make a report to the Licensor in such manner that the names of customers or other information considered confidential by Licensee and its sublicensees, as the case may be, shall not be disclosed to the Licensor.


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                         Article 5 - Term Effective Date

      5.1 Unless sooner terminated in accordance with the provisions hereof, the term of this Agreement shall be for a period commencing on the Commencement Date (as hereinafter defined) and ending on the last day of the last term of any Licensed Patent except with respect to trade secrets and know-how in which case the term of this Agreement shall be perpetual. For purposes of this Agreement, the term "Commencement Date" shall mean the first date on which each of the following shall have been consummated: (i) that certain Limited Offering of Grand Enterprises, Inc. (a predecessor of MSI) as set forth in that certain one million dollar ($1,000,000) Limited Offering Memorandum related thereto dated November 12, 1997 and (ii) that certain Agreement and Plan of Reorganization among Grand Enterprises, Inc., Grand Subsidiary, Inc. and Tamarack Storage Devices, Inc.

                   Article 6 - Representations, Covenants and
                        Obligations of Licensor Warranty

      6.1 Licensor hereby represents and warrants that:

            (i) it is the sole owner of the entire right, title, and interest in and to the patents and patent applications set forth in Schedule A hereof;

            (ii) it has the exclusive right to grant this exclusive license;

            (iii) such patents and patent applications are not subject to any loan agreement, conditional sale or title retention agreement, equipment obligation, lease


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      purchase agreement, mortgage, indenture, pledge, security agreement, guaranty, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables) direct or indirect, whether accrued, absolute, contingent or otherwise and charges or other payments, or conditions or restrictions whatsoever;

            (iv) no claim or demand has been made nor is there any proceeding that is pending or threatened, which (A) challenges the rights of the Licensor in respect of any of such patents and patent applications, or (B) asserts that Licensor is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any of such patents and patent applications; none of such patents or patent applications are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency; and

            (v) such patents have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices or the Licensor has taken such other commercially reasonable actions, to ensure adequate protection under relevant


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      applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.

      6.2 Licensor agrees that it shall be responsible for all activities in connection with the prosecution and maintenance of the Licensed Products other than (i) reasonable expenses related thereto, including, but not limited to, expenses related to the assignment of the Licensed Patents pursuant to Article 9 hereof, which shall be paid by the Licensee and (ii) selecting in which countries or localities to prosecute and maintain the Licensed Patents, which shall be determined by mutual agreement of the parties hereto; provided, however, that in the event that MSI or its affiliates are not the Licensee hereunder, Licensor shall have no duties pursuant to this Section 6.2 other than to cooperate with such other licensees with respect to activities in connection with the prosecution and maintenance of the Licensed Patents.

      6.3 Licensor does not warrant and hereby expressly disclaims any and all express and implied warranties regarding the validity and enforceability of the Licensed Patents.

                             Article 7 - Litigation

      7.1 The Licensee shall, without the right of indemnification from Licensor, defend and pay any and all costs, including, without limitation, attorneys' fees, disbursements, judgments and settlement awards, in connection with infringement actions brought against Licensor, Licensee or Licensee's


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sublicensees on account of the manufacture, use and sale of Licensed Products.
Licensor shall cooperate and assist Licensee in connection with any such action so that Licensee can properly defend the action.

                            Article 8 - Infringement

      8.1 Licensor and Licensee shall notify each other immediately if either becomes aware of any infringement or suspected infringement of the Licensor's rights in the Licensed Patents.

      8.2 Licensee shall have the right to take such action as, in its opinion, may be necessary or appropriate with a view to eliminating such infringement. Licensor shall cooperate and assist Licensee in connection with any such action, at no cost to Licensor. Licensee shall be entitled to any recovery in such action.

                   Article 9 - Assignment of Licensed Patents

      9.1 In the event that MSI, pursuant to the R&D Agreement, deposits $500,000 into the ERDI Account (as such term is defined in the R&D Agreement), then Licensor shall automatically be deemed to have assigned to Licensee all of its rights in and to those Licensed Patents related to micro fuel cells including, without limitation, Licensed Patents related to micro fuel cells not yet then developed, provided; however, that notwithstanding such assignment, Licensee shall remain obligated to make payments to Licensor in accordance with
Section 4 hereof. In addition, in the event that MSI, pursuant to the R&D Agreement,


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either (i) fully funds research and development activities with respect to the
Solar Cell Product (as such term is defined in the R&D Agreement) in an amount to be agreed upon by the parties to the License Agreement pursuant to the terms and conditions of the License Agreement, (ii) ERDI delivers a prototype of the Solar Cell Product acceptable to MSI, or (iii) ERDI materially breaches the R&D Agreement, then upon written notice thereof by Licensee to Licensor, Licensor shall automatically be deemed to have assigned to Licensee all of its rights in and to those Licensed Patents related to solar cells including, without limitation, Licensed Patents related to solar cells not yet then developed; provided, however, that, notwithstanding such assignment Licensee shall remain obligated to make payments to Licensor in accordance with Section 4 hereof.

               Article 10 - Other Events Resulting In Termination

      10.1 If Licensee fails to pay to Licensor the royalties payable under the terms hereof, or if either Licensor or Licensee violates or fails to keep or perform any material obligation, term or condition hereof, then Licensee or Licensor, as the case may be, may, at its option, cancel and terminate this Agreement by giving sixty (60) days written notice, specifying the default complained of; provided, however, that if Licensor or Licensee, as the case may be, shall, within such sixty (60) days, cure the default complained of, then the notice shall cease to be operative and this Agreement shall


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continue in full force and effect as though such default had not occurred.

               Article 11 - Exclusive Patent License W/ Assignment

      11.1 Unless or until the Licensed Patents are assigned by Licensor to Licensee pursuant to the terms and conditions of this Agreement, Licensee agrees that ownership of the Licensed Patents and all other intellectual property rights and title thereto and to any confidential information and materials Assigned or delivered to Licensee by Licensor under this Agreement shall reside in Licensor and that Licensee possesses no ownership or claim to ownership of such rights or title.

      11.2 Licensee agrees to add Licensor to Licensee's product liability insurance policy as an insured party with regard to the Licensed Patents and will provide Licensor with written proof thereof to be given to Licensor from Licensee's insurance company within sixty (60) days of the testing of commercial prototypes of products embodying or utilizing the Licensed Patents.

      11.3 The Parties hereto agree that they each shall be liable for their own respective income, sales, gross receipts or other U.S. or foreign income, sales or other taxes.

                           Article 12 - Miscellaneous

      12.1 This Agreement and the R&D Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior


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agreements, understandings, writings and discussions between the parties relating to said subject matter.

      12.2 This Agreement may be amended only by a written instrument executed by the parties. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

      12.3 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      12.4 Any delays in or failure of performance by either party under this agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God; acts, regulations or laws of any government; strikes or other considered acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

      12.5 Any notice required or permitted to be given hereunder shall be in writing, delivered in person or sent by telex, telecopier, or by registered or certified mail, postage prepaid, to the address of the other party hereto set forth in this


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Agreement or to such address as such party shall have theretofore designated in writing. Such notice, request or other communication shall be deemed delivered at the expiration of three (3) days in the case of a telex, telecopy, cable, registered or certified mail postage prepaid, or immediately upon delivery in person.

      12.6 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, United States of America, without giving the effect to conflict of laws, and the parties hereto hereby consent to submit to the jurisdiction of the state and federal courts of the State of New York, City of New York and the State of New Mexico, City of Santa Fe or Albuquerque in connection with any dispute arising out of or concerning this Agreement.

      12.7 This Agreement shall not be assignable by Licensor without Licensee's prior written consent, except for the right to receive royalties payable hereunder.

      12.8 This Agreement shall not be assignable by Licensee without Licensor's prior written consent, which approval shall not be unreasonably withheld.

      12.9 If any provision(s) of this Agreement are or become invalid, or ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable laws from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of


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the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement, a provision which shall be similar as possible in economic and business objectives as intended by the parties to such invalid, illegal, or unenforceable provision, but which shall be valid, legal and enforceable.

      12.10 Each party agrees that after the delivery of this Agreement, it will execute such further documents and do such further acts and things as the other party may reasonably request in order to carry out the terms of this Agreement.

      12.11 The article and paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning of this Agreement.

      12.12 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                         LICENSOR:


                                         /s/ Robert G. Hockaday
                                         ---------------------------------------
                                         ROBERT GLENN HOCKADAY


                                         LICENSEE:

                                         DKY INC.


                                     By: /s/ Robert G. Hockaday
                                         ---------------------------------------
                                         Name:  Robert Glenn Hockaday
                                         Title: President


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